FOR IMMEDIATE RELEASE

VALASSIS ALLOCATES INCREASED FUNDS TO SHARE REPURCHASE

Livonia, Mich., Aug. 25, 2005: Valassis (NYSE: VCI), the leading company in marketing services and Connective Media, announced today that its Board of Directors has approved a new share repurchase program of up to five million shares of common stock.

Sources of funding authorized by the Board for share repurchases under this new program and the existing program include utilizing up to $150 million of existing cash and up to 100% of future free cash flow. Currently, approximately 3.1 million shares remain authorized for purchase under the existing program. Under the new program, Valassis is authorized to acquire five million shares of its common stock from time to time in open market or private transactions. Valassis defines free cash flow as net income plus depreciation and amortization, minus capital expenditures.

This new program marks Valassis' sixth share repurchase program. Starting in 1996, Valassis has completed four share repurchase programs and has partially completed the fifth.

Although the Board concluded that share repurchase is the best value to shareholders at this time, the Board also noted its interest in offering a cash dividend in the future and indicated it would review a cash dividend plan at its September 2006 meeting.

"Our Board considered various alternatives for the use of cash, and reviewed input from interested shareholders and analysts, before making a decision," said Alan F. Schultz, Chairman, President and Chief Executive Officer of Valassis. "This additional authorization by our Board demonstrates our financial strength and commitment to enhance the overall return to our shareholders."

About Valassis

Valassis offers a wide range of marketing services to consumer packaged goods manufacturers, retailers, technology companies and other customers with operations in the United States, Europe, Mexico and Canada. Valassis' products and services portfolio includes: newspaper-delivered promotions and advertisements such as inserts, sampling, polybags and on-page advertisements; direct-to-door advertising and sampling; direct mail; Internet-delivered marketing; loyalty marketing software; coupon and promotion clearing; and promotion planning and analytic services. Valassis has been listed as one of FORTUNE magazine's "Best Companies to Work For" for eight consecutive years. Valassis subsidiaries include Valassis Canada, PreVision Marketing, LLC, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For additional information, visit the company Web site at http://www.valassis.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to uncertainties and the Company can give no assurance that the expectations reflected in such statements will prove to be correct. These uncertainties include changes in economic, competitive, technological and other factors affecting the Company's business, as well as the Company's decision from time to time to acquire its shares under its share repurchase programs. More detailed information concerning these uncertainties may be found in the Company's most recent annual report on Form 10-K and quarterly reports on form 10-Q, filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statement to reflect subsequent events or circumstances.

Contact:

Sherry Lauderback

Valassis Investor Relations and Communications

Tel 734.591.7374

lauderbacks@valassis.com